Exhibit 99.1

Fellow Shareholders,	April 26, 2023

We delivered solid first quarter results in a challenging macro environment, growing both Active Accounts and Streaming Hours year over year. Roku continues to delight viewers and partner with some of the biggest brands and global entertainment companies. With unmatched scale and engagement, we are creating new monetization opportunities to reaccelerate revenue growth as the ad market recovers. At the same time, we are managing investments and costs and executing on our plan to deliver positive Adjusted EBITDA for full year 2024.

Q1 2023 Key Results
•Total net revenue was $741 million, up 1% year over year (YoY)
•Platform revenue was $635 million, down 1% YoY
•Gross profit was $338 million, down 7% YoY
•Active Accounts were 71.6 million, a net increase of 1.6 million Active Accounts from Q4 2022
•Streaming Hours were 25.1 billion, up 4.2 billion hours YoY
•Average Revenue Per User (ARPU) was $40.67 (trailing 12-month basis), down 5% YoY
•The Roku operating system was the #1 selling smart TV OS in the U.S. with 43% TV unit share

Key Operating Metrics	Q1 22	Q2 22	Q3 22	Q4 22	Q1 23	YoY %
Active Accounts (millions)	61.3	63.1	65.4	70.0	71.6	17%
Streaming Hours (billions)	20.9	20.7	21.9	23.9	25.1	20%
ARPU ($)	$42.60	$43.81	$44.01	$41.68	$40.67	(5)%

Summary Financials ($ in millions)	Q1 22	Q2 22	Q3 22	Q4 22	Q1 23	YoY %
Platform revenue	$643.7	$669.3	$667.2	$731.3	$634.6	(1)%
Devices revenue	90.0	95.2	94.2	135.8	106.4	18%
Total net revenue	733.7	764.4	761.4	867.1	741.0	1%
Platform gross profit	377.9	374.2	371.7	408.0	334.0	(12)%
Devices gross profit (loss)	(13.1)	(19.0)	(14.9)	(43.6)	3.6	(127)%
Total gross profit	364.8	355.2	356.8	364.4	337.6	(7)%
Platform gross margin %	58.7%	55.9%	55.7%	55.8%	52.6%	(6.1)pts
Devices gross margin %	(14.6)%	(20.0)%	(15.8)%	(32.1)%	3.4%	17.9pts
Total gross margin %	49.7%	46.5%	46.9%	42.0%	45.6%	(4.2)pts
Research and development	164.0	196.6	207.6	220.7	220.1	34%
Sales and marketing	146.5	185.0	209.4	297.6	233.9	60%
General and administrative	77.8	84.1	86.8	96.0	96.1	23%
Total operating expenses	388.3	465.7	503.8	614.3	550.1	42%
Loss from operations	(23.5)	(110.5)	(147.0)	(249.9)	(212.5)	804%
Adjusted EBITDA A	57.6	(12.1)	(34.4)	(95.2)	(69.1)	(220)%
Adjusted EBITDA margin %	7.8%	(1.6)%	(4.5)%	(11.0)%	(9.3)%	(17.2)pts

Outlook ($ in millions)	Q2 2023E	A Refer to the reconciliation of net loss to adjusted EBITDA in the non-GAAP information in an appendix to this letter.
Total net revenue	$770
Total gross profit	$335
B Q2 2023E reconciling items between net loss and non-GAAP adjusted EBITDA consist of stock-based compensation of approximately $99 million, depreciation and amortization and other net adjustments of approximately $37 million.

Net income (loss)	$(175)
Adjusted EBITDA B	$(75)

Roku Q1 2023 Shareholder Letter

Market-Leading Scale
In Q1, Roku grew Active Accounts to 71.6 million globally. Sequential net adds of 1.6 million were above net adds in Q1 2022. In the U.S., our Active Accounts are approaching half of all broadband households. This unmatched scale is the foundation of our business model, leading to significant engagement and growing monetization opportunities.

Overall, smart TV unit sales in the U.S. were resilient in Q1, driven in part by lower TV panel and freight costs and consumer spend of income tax refunds. Roku benefited from these trends along with a consumer focus on value, particularly in a difficult macro environment. In Q1, the Roku operating system (OS) was once again the #1 selling smart TV OS in the U.S., achieving a record-high 43% of TV unit share, which was more than the next three largest TV operating systems combined (according to Circana). We achieved YoY share gains across the full range of TV screen sizes, particularly in the larger-screen segment.

In Mexico, the Roku OS was the #1 selling smart TV OS for the second quarter in a row. And in Germany, we expanded our Roku TV program with our third TV OEM partner, Coocaa. With more than 20 licensed Roku TV partners globally, we continue to drive great results across the program.

Roku-branded TVs
Earlier this year, we announced the first TVs designed and made by Roku: the Roku Select and Roku Plus Series TVs. In March, we launched these Roku-branded TVs exclusively at Best Buy, the leading consumer tech retailer. We offer 11 models ranging in size from 24” to 75”, and key features of the Roku Plus Series TVs include QLED Technology, 4K Dolby Vision® Picture, the Roku Voice Remote Pro, and of course our leading smart TV OS. Roku-branded TVs also offer consumers the confidence that comes with a product designed and built by Roku.

In creating Roku-branded TVs, we combined our extensive expertise in TV hardware, easy-to-use TV software, and connectivity to deliver on our brand pillars of value, simplicity, and choice. Within consumer electronics, third-party reviews can play a meaningful role in influencing buyer decisions. Roku-branded TVs, like Roku TV models and our streaming players, are receiving recognition within the industry.
•Tom’s Guide awarded its Editor’s Choice award to the Roku Plus Series 4K QLED TV, stating, “The fact that the Roku Plus Series 4K QLED TV comes even remotely close to the best TVs for a fraction of the price is remarkable.”
•TechHive noted the Roku Plus Series TV has “great color” and a “superior user interface.”
•Yahoo stated that the Roku Plus Series QLED 4K Smart TV’s “simplicity and rock-solid hardware create a mid-tier TV that's very close to perfect.”

Additionally, last month, Roku was recognized by Fast Company as one of its Most Innovative Companies for 2023, highlighting our work in both hardware and software, including our Roku Voice Remote Pro and content partnerships for The Roku Channel.

Driving Engagement
Globally, our users streamed 25.1 billion hours in Q1, representing a record high of 3.9 Streaming Hours per Active Account per day. Cord-cutting continues in the U.S., where more than half of households have eliminated traditional pay TV (eMarketer, March 2023). In Q1, viewing hours on traditional TV in the U.S. were down 10% YoY (Nielsen), while global Streaming Hours on the Roku platform grew 20% YoY.

Consumer Experience
There is more entertainment on streaming than ever before, and finding and discovering content is a challenge for consumers. This challenge continues to grow as more live sports and news move to streaming, and TV shows and movies switch from one streaming service to another. We are leaning into our unique role as the platform to help viewers find entertainment across the huge number of options available in the streaming ecosystem.

Roku Q1 2023 Shareholder Letter

We added Sports to our Home Screen Menu (left-hand navigation) in Q4 to aggregate sports programming across the platform in a centralized location. For this year’s Super Bowl, Roku was the most popular streaming platform with approximately half of all streams1. Of those viewers, 12% started the game through either our Sports experience or a game-related ad.

Roku
3:48 pm
Sports
Search
Streaming Channels
Settings
Home
What to Watch
Featured Free
Sports
Featured
Live
BIG GAME CC
Live from Phoenix | Fe
Events on Now
Live
Live
KICK OFF THE
BIG GAME
Presented by
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Press to watch live
Roku

For this year’s Super Bowl, Roku was the most popular streaming platform with approximately half of all streams.

Within our Live TV feature (also located on our Home Screen Menu), we recently created a new Local News category. Viewers can now select news channels from major cities across the U.S. in a centralized location. Using machine learning, we are personalizing not only the order of the channels in the Local News category but also the order of the top menu items on the Home Screen Menu.

It is even difficult for viewers to keep track of content they have already started watching. In a recent Roku survey, 50% of streamers said that they have abandoned a show or movie because they forgot what service it was on or it was too difficult to find. Our Continue Watching feature aggregates recently viewed content — not just from a single service, but from nearly a dozen popular streaming services across our platform — into a centralized location.

Our ongoing enhancements continue to increase the value that our Home Screen Menu provides to our viewers. In Q1, the share of total Streaming Hours originating from the Home Screen Menu doubled YoY, as we continue to expand our role in helping viewers find content across our platform.

1 Roku viewers based on internal Roku data; total number of viewers that streamed the game from nScreenMedia

Roku Q1 2023 Shareholder Letter

The Roku Channel
The Roku Channel benefits from its integration with our platform, which has massive scale, deep engagement, and the ability to surface content to viewers throughout the Roku OS experience. These unique advantages have helped drive The Roku Channel’s incredible growth across the platform in the U.S., Canada, Mexico, and the U.K., with Q1 Streaming Hours up 65% YoY. The Roku Channel remains a top-five channel on the platform by both Active Account reach and Streaming Hour engagement, continuing its strong position among the most popular services in streaming.

We are successfully growing The Roku Channel internationally. In Mexico, we are driving strong growth in engagement through improvements such as combining over-the-air and streaming channels in the channel guide (EPG, or electronic programming guide) to create a more seamless live TV experience. Within just six months of launch, The Roku Channel is a top-five channel in Mexico by Active Account reach.

Monetization
Platform revenue was $635 million in Q1, down 1% YoY, and ARPU was $40.67 (on a trailing 12-month basis), down 5% YoY. We generate Platform revenue through advertising sales, the distribution of streaming services, the distribution of FAST channels, Roku Pay, and our Media & Entertainment (M&E) promotional capabilities.

The macro environment remained challenged in Q1 with the total U.S. advertising market down 7.4% YoY. Ad spend decline was even more pronounced on traditional TV at 12.7% YoY, and traditional TV ad scatter was down 20% YoY (according to SMI). While ad spend on the Roku platform in verticals including financial services and M&E remained pressured, verticals such as travel and health and wellness improved.

We continue to innovate and create differentiated monetization opportunities in areas such as Roku Originals and the Sports experience, with premier brands such as TurboTax, GNC, and Hyundai. We are also expanding our retail partnerships with industry leaders that include Best Buy, DoorDash, Walmart, and Kroger. Our recent partnership with Best Buy illustrates how our whole business can provide unique benefits to partners: Best Buy Ads data for ad targeting and measurement on the Roku platform, the launch of Roku-branded TVs at Best Buy, and an interactive Roku City experience featuring Best Buy at 2023 South by Southwest (SXSW).

Roku and Instacart announced a new partnership to help consumer-packaged goods (CPG) advertisers measure whether consumers are purchasing products on Instacart after seeing an ad on the Roku platform. Across select pilot partners, results showed that on average, people who saw an ad on the Roku platform purchased more of the advertised products on Instacart versus the average customer. These partnerships allow us to enhance targeting, attribution, and measurement for our shared ad customers, which further differentiates our ad offering from those without a direct relationship with the consumer. In Q1, advertiser spend leveraging first- and third-party data continued to grow YoY.

Roku Originals create exclusive value for brands and enable them to connect with consumers in authentic and relevant environments. Coca-Cola is a new season-long sponsor of “Emeril Tailgates,” during which this premier brand will reach consumers who are passionate about food, sports, and culture. Additionally, Roku will create unique marketing integrations for Coca-Cola, such as on-screen ads with QR codes that consumers can scan to access recipes throughout the show. Lawn-care brand Scotts is sponsoring “Martha Gardens,” providing viewers an intimate look at Martha Stewart’s home garden in Bedford, New York. The marketing activation includes Scotts custom vignettes, home screen banners, and tune-in reminders when new episodes are available.

Roku Q1 2023 Shareholder Letter

Lawn-care brand Scotts sponsored Roku Original “Martha Gardens”
to connect with consumers in a relevant environment.

As noted last quarter, we are developing more and deeper relationships with third-party platforms, including retail media networks, demand-side platforms, and other partners. We have begun to access new parts of advertiser budgets with several large clients that have specific DSP needs by making certain ad inventory more accessible. We are seeing positive early results with Q1 programmatic sales representing its highest share of revenue of all time. Our first-party and ACR data, along with our specialized ad products, will continue to remain accessible only on the Roku advertising platform, allowing us to manage both demand and distinction.

Executive Talent Update
We’re excited to welcome Dan Jedda to Roku as Chief Financial Officer (CFO) on May 1. He is extremely familiar with the power of technology to transform legacy business models. Dan previously served as CFO at Stitch Fix since 2020. Before that, he worked at Amazon for 15 years predominantly as Vice President and CFO for Digital Video (including Amazon Studios), Digital Music, and the Advertising and Corporate Development organizations. Dan will report to Anthony Wood and will work closely with Steve Louden, who will provide advisory services to the Company as an executive advisor until August 2023, to ensure a smooth transition. We deeply appreciate Steve’s leadership and contributions over the past eight years.

Outlook
Similar to our viewpoint during our last earnings call, we expect macro uncertainties to persist throughout 2023. Consumers remain pressured by inflation and recessionary fears, and thus discretionary spend is likely to remain muted. Accordingly, we expect the advertising market in Q2 to look much the same as it did in Q1, with ad spend from certain verticals improving (travel and health and wellness), while others remain pressured (M&E and financial services).

Against this backdrop, our outlook for Q2 is for total net revenue of roughly $770 million, total gross profit of roughly $335 million, and Adjusted EBITDA of negative $75 million. We are executing against our plan to focus investments on high-priority projects while slowing YoY operating expense growth. Given our ongoing work to reaccelerate revenue growth and improve operational efficiencies, we are committed to delivering positive Adjusted EBITDA for full year 2024.

Conclusion
With the launch of the first streaming player in 2008, we pioneered TV streaming on the belief that all TV will be streamed. While the current economic cycle is challenging, we are not waiting idly for recovery. We continue to grow our significant scale and engagement. And we are innovating and investing in our platform to grow our monetization opportunities, while focusing on operating discipline. The combination of our scale, engagement, and innovation positions us — and our shareholders — to benefit from the significant opportunity ahead.

Thank you for your support, and Happy Streaming™!

Anthony Wood, Founder and CEO; and Steve Louden, CFO

Roku Q1 2023 Shareholder Letter

Conference Call Webcast – April 26, 2023, at 2 p.m. PT
Roku will host a webcast of its conference call to discuss the Q1 2023 results at 2 p.m. Pacific Time / 5 p.m. Eastern Time on April 26, 2023. Participants may access the live webcast in listen-only mode on the Roku investor relations website at www.roku.com/investor. An archived webcast of the conference call will also be available at www.roku.com/investor after the call.

Segment Reporting Change
Effective as of the fourth quarter of fiscal 2022, we reorganized reportable segments to better align with management’s reporting of information reviewed by our Chief Operating Decision Maker, our CEO, for each segment. Our segment and related financial information is recast to reflect the following changes; we renamed the Player segment to the Devices segment, which now includes licensing arrangements with service operators and TV brands in addition to sales of streaming players, audio products, smart home products, and starting in 2023, Roku-branded TV sales. All financial information, current and historical, is recast based on the reorganized segments.

About Roku, Inc.
Roku pioneered streaming on TV. We connect users to the content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku TV™ models, Roku streaming players and TV-related audio devices, are available in various countries around the world through direct retail sales and/or licensing arrangements with TV OEM brands. Roku-branded TVs and Roku Smart Home products are sold exclusively in the United States. Roku also operates The Roku Channel, the home of free and premium entertainment with exclusive access to Roku Originals. The Roku Channel is available in the United States, Canada, Mexico, and the United Kingdom. Roku is headquartered in San Jose, Calif., U.S.A.

Roku, the Roku logo and other trade names, trademarks or service marks of Roku appearing in this shareholder letter are the property of Roku. Trade names, trademarks and service marks of other companies appearing in this shareholder letter are the property of their respective holders.

Investor Relations Conrad Grodd cgrodd@roku.com	Media Stephanie Tackach stackach@roku.com

Roku Q1 2023 Shareholder Letter

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA. In order for our investors to be better able to compare our current results with those of previous periods, we have included a reconciliation of GAAP to non-GAAP financial measures in the tables at the end of this letter. The Adjusted EBITDA reconciliation adjusts the related GAAP financial measure to exclude other income (expense), net, stock-based compensation expense, depreciation and amortization, restructuring charges, and income tax (benefit)/expense where applicable. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and should not be considered in isolation or as a substitute for our GAAP financial information.

Forward-Looking Statements
This shareholder letter contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “may,” ‘plan,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this letter. These statements include those related to our ability to create and grow monetization opportunities; the continued success of our Roku TV program; our ability to innovate; changes in the ad market; the shift of TV and TV advertising to streaming; our scale and ability increase market share; the functionality and benefits of ongoing enhancements to our Home Screen Menu, including by using machine learning; our ability to grow engagement; the advantages and capabilities of, and content offering in, The Roku Channel; the growth and improvements of The Roku Channel in Mexico; the expansion of our retail partnerships; the success and value of Roku Originals; the unique benefits we can provide to advertising partners, such as our partnership with Instacart; our relationships with third-party advertising platforms; the benefits of our first-party and ACR data and specialized ad products; our CFO transition; macro uncertainties and pressure on consumers; our belief that the current macro environment is temporary; our financial outlook for the second quarter of 2023; our ability to manage investments and costs and achieve positive Adjusted EBITDA for full year 2024; our qualitative color on our business in 2023 and beyond; and our overall business trajectory. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2022. Additional information also will be available in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023. All information provided in this shareholder letter and in the tables attached hereto is as of April 26, 2023, and we undertake no duty to update this information unless required by law.

Roku Q1 2023 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022
Net Revenue:
Platform	$634,618	$643,707
Devices	106,372	89,992
Total net revenue	740,990	733,699
Cost of Revenue:
Platform (1)	300,587	265,788
Devices (1)	102,806	103,104
Total cost of revenue	403,393	368,892
Gross Profit (Loss):
Platform	334,031	377,919
Devices	3,566	(13,112)
Total gross profit	337,597	364,807
Operating Expenses:
Research and development (1)	220,085	163,998
Sales and marketing (1)	233,919	146,522
General and administrative (1)	96,053	77,777
Total operating expenses	550,057	388,297
Loss from Operations	(212,460)	(23,490)
Other Income (Expense), Net:
Interest expense	(681)	(1,057)
Other income (expense), net	23,101	409
Total other income (expense), net	22,420	(648)
Loss Before Income Taxes	(190,040)	(24,138)
Income tax expense	3,564	2,168
Net Loss	$(193,604)	$(26,306)

Net loss per share — basic and diluted	$(1.38)	$(0.19)

Weighted-average common shares outstanding — basic and diluted	140,333	135,539

(1) Stock-based compensation was allocated as follows:

Cost of revenue, platform	$339	$236
Cost of revenue, devices	804	569
Research and development	38,663	28,390
Sales and marketing	34,139	23,911
General and administrative	22,527	16,474
Total stock-based compensation	$96,472	$69,580

Roku Q1 2023 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value data)
(unaudited)

	As of
	March 31, 2023	December 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$1,630,052	$1,961,956
Restricted cash	40,713	—
Accounts receivable, net of allowances of $22,436 and $40,191 as of	703,422	760,793
March 31, 2023 and December 31, 2022, respectively
Inventories	109,238	106,747
Prepaid expenses and other current assets	111,928	135,383
Total current assets	2,595,353	2,964,879
Property and equipment, net	359,543	335,031
Operating lease right-of-use assets	504,693	521,695
Content assets, net	297,849	292,766
Intangible assets, net	54,475	58,881
Goodwill	161,519	161,519
Other non-current assets	81,972	77,830
Total Assets	$4,055,404	$4,412,601
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$86,879	$164,800
Accrued liabilities	646,360	750,810
Current portion of long-term debt	—	79,985
Deferred revenue, current portion	98,058	87,678
Total current liabilities	831,297	1,083,273
Deferred revenue, non-current portion	24,519	28,210
Operating lease liability, non-current portion	585,648	584,651
Other long-term liabilities	63,298	69,911
Total Liabilities	1,504,762	1,766,045
Stockholders’ Equity:
Common stock, $0.0001 par value	14	14
Additional paid-in capital	3,332,223	3,234,860
Accumulated other comprehensive income (loss)	35	(292)
Accumulated deficit	(781,630)	(588,026)
Total stockholders’ equity	2,550,642	2,646,556
Total Liabilities and Stockholders’ Equity	$4,055,404	$4,412,601

Roku Q1 2023 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022
Cash flows from operating activities:
Net Loss	$(193,604)	$(26,306)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	15,636	11,486
Stock-based compensation expense	96,472	69,580
Amortization of right-of-use assets	15,301	11,143
Amortization of content assets	49,402	44,452
Foreign currency remeasurement (gains) losses	1,395	—
Change in fair value of Strategic Investment	(3,210)	—
Impairment of assets	4,338	—
Provision for doubtful accounts	1,890	1,013
Other items, net	(24)	(264)
Changes in operating assets and liabilities:
Accounts receivable	55,608	75,675
Inventories	(2,491)	(22,587)
Prepaid expenses and other current assets	4,964	(16,202)
Content assets and liabilities, net	(55,539)	(67,642)
Other non-current assets	4,008	1,634
Accounts payable	(60,055)	12,307
Accrued liabilities	(92,504)	11,182
Operating lease liabilities	(1,597)	(9,193)
Other long-term liabilities	(91)	(49)
Deferred revenue	6,689	5,569
Net cash provided by (used in) operating activities	(153,412)	101,798
Cash flows from investing activities:
Purchases of property and equipment	(54,243)	(14,764)
Purchase of Strategic Investment	(5,000)	—
Net cash used by investing activities	(59,243)	(14,764)
Cash flows from financing activities:
Repayments of borrowings	(80,000)	(1,250)
Proceeds from equity issued under incentive plans	891	3,352
Net cash provided by (used in) financing activities	(79,109)	2,102
Net increase (decrease) in cash, cash equivalents and restricted cash	(291,764)	89,136
Effect of exchange rate changes on cash, cash equivalents and restricted cash	573	(82)
Cash, cash equivalents and restricted cash —beginning of period	1,961,956	2,147,670
Cash, cash equivalents and restricted cash —end of period	$1,670,765	$2,236,724

Roku Q1 2023 Shareholder Letter

	Three Months Ended
	March 31, 2023	March 31, 2022
Cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	$1,630,052	$2,235,092
Restricted cash, current	40,713	—
Restricted cash, non-current	—	1,632
Cash, cash equivalents and restricted cash —end of period	$1,670,765	$2,236,724
Supplemental disclosures of cash flow information:
Cash paid for interest	$867	$656
Cash paid for income taxes	$1,452	$511
Supplemental disclosures of non-cash investing and financing activities:
Unpaid portion of property and equipment purchases	$10,492	$3,413

NON-GAAP INFORMATION (in thousands)
(unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(193,604)	$(26,306)
Other (income) expense, net	(22,420)	648
Stock-based compensation	96,472	69,580
Depreciation and amortization	15,636	11,486
Restructuring charges (1)	31,270	—
Income tax expense	3,564	2,168
Adjusted EBITDA	$(69,082)	$57,576
(1) Restructuring charges of $31.3 million include severance and related charges of $25.2 million, assets impairment charge of $4.3 million, and facilities exit costs of $1.7 million.
Quarterly streaming hours published vs. revised streaming hours (billions) 0b 2b 4b 6b 8b 10b 12b 14b 2017 q1 2017 q2 2017 q3 2017 q4 2018 q1 2018 q2 2018 q3 2018 q4 2019 q1 2019 q2 2019 q3 2019 q4 2020 q1 published streaming hours revised streaming ho

Roku Q1 2023 Shareholder Letter